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                                                                     EXHIBIT 6.3



MASTER COLLECTION CONTRACT AND LOAN SERVICING AGREEMENT WITH SFG DATA SERVICES,
                                      INC.

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SFG DATA SERVICES, INC.
MASTER CONTRACT COLLECTION AND SERVICING AGREEMENT
PARTIES



    This Master Contract Collection and Servicing Agreement is made this     day
of         , 1999 between SFG Data Services, Inc., a Washington corporation
("Collection Agent"), whose mailing address is 1239 120th Ave NE, Suite J, Bellevue, WA 98005 and SFG Mortgage and Investment Co., Inc., a Washington corporation ("Payee"), whose mailing address is PO Box 860, Renton, WA 98057 and Capital Management Group, Inc., a Washington corporation ("Management Agent"), whose mailing address is PO Box 860, Renton, WA 98057.



WITNESSETH:



    1.0  APPOINTMENT



    Collection Agent is hereby appointed as the agent and representative of Payee for the purpose of collection and servicing of Payee's receivables, either real estate contracts or promissory notes secured with deeds of trust, that Payee delivers to Collection Agent for said purpose ("Receivables").



    2.0  DUTIES OF COLLECTION AGENT



    It is agreed that the authorities, duties and responsibilities of Collection Agent in connection with the collection and servicing of the Receivables shall be, as follows:



    2.1 COLLECTION OF PAYMENT. Collection Agent shall take all reasonable steps to collect and enforce the collection of all payments and other charges due to Payee from the Receivables in accordance with the terms thereof. Collection Agent is hereby authorized to accept all full payments tendered under said Receivables and to issue receipts thereof. If said payment is not a full payment bringing paid collected instrument to a current status, Collection Agent is instructed to contact Payee for further instruction as whether to accept said funds or to return said funds tendered to payors. Notwithstanding the foregoing, Collection Agent is authorized and instructed to accept any payment which does not include the late charge as specified herein if any and to add that amount to the principal balance of the loan, if any.



    If a check or an electronic funds transfer is rejected, due to insufficient funds, or any other reason a return charge of $25.00 per account will be collected from the payors and retained by the Collection Agent (example: the returned check was payment on three different accounts, the return check charge would be $75.00). Also if Collection Agent has advanced funds on behalf of the Payee under these instruction, Payee shall immediately reimburse the Collection Agent for those funds advanced. It is further understood that if payments are made by negotiable instruments other than cash, no disbursement by Collection Agent is necessary until said instruments have cleared the Collection Agents collection account.



    It is understood and agreed that Collection Agent's services include automated delinquency notices to the payor on the first business day following fifteen days and thirty day past due on such accounts. Collection Agent will continue with periodic delinquency notices until the earlier of the time the payor brings the instrument to a current status or the account becomes 60 days past due at which time the account will be returned to Payee for further collection efforts including referral to Payee's attorney for foreclosure. Collection Agent will provide monthly status reports to the Payee regarding the status of all accounts.



    2.1.1 DISBURSEMENT OF FUNDS. Proceeds of the payments are to be disbursed as instructed by the payee with written instructions.



    2.1.2 INTEREST COMPUTATION. Interest will be calculated as stated in the collection instrument. If the interest calculation is not stated in the instrument the Collection Agent will use a 365-day factor and a thirty- (30) day month. Interest will be credited to the payment due each period without regard to the actual date the payment is received.

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    2.2  EVIDENCE OF INSURANCE.  Collection Agent shall take all reasonable steps to verify that each account has provided evidence of insurance pursuant to the terms of underlying loan documents including that Payee is named as lienholder on each policy with a lenders' loss payable endorsement. Collection Agent will provide a monthly report to Payee as to the status of insurance on each account. Collection Agreement will notify Payee of each account where evidence of insurance cannot be verified. Payee will then force place insurance on said account and Collection Agent will include the cost of such insurance in the payment invoice to the payor.



    2.3 BUILDER'S ASSISTANCE PROGRAM. Collection Agent shall all reasonable steps to administer and process disbursal of workorder holdback accounts as they apply to loans under the Builder's Assistance Program. It is understood that Collection Agent may charge the payor an administration fee as provided for in the loan documents for this service for its costs in regards to this service. Collection Agent is authorized to disburse holdback accounts subject to completion of improvements to the property securing the obligation only upon final review and approval of Payee. Collection Agent will provide a monthly report to Payee as to the status of each account with a workorder holdback. This report will include notification of any loan with such holdbacks that should be placed in default due to non-performance under the terms of the loan documents relating to the workorder holdback. Upon request from a payor to release all or a portion of the workorder holdback, Collection Agent will perform an inspection of the property and prepare a report, satisfactory to Payee, on the status of the project and will include Collection Agents recommendation of the amount of workorder holdback that should be released. Payee shall then make a determination, in its sole discretion, of the amount to be released to payor.



    3.0  SERVICING CHARGES



    Management Agent agrees to pay the Collection Agent for its services pursuant to this agreement, on a quarterly basis, an amount equal .000625 multiplied the outstanding aggregate principle balance of the loans being serviced at the end of each calendar quarter. Servicing charges are due on the first day of the first month of each quarter for the prior quarter, but no later than the fifteen days after the due date. Collection Agent hereby agrees that Management Agent has the sole responsibility for payment of Servicing Charges under the terms of the Management Agreement between Payee and Management Agent. Collection Agent shall not withhold any funds due Payee for non-payment of Servicing Charges.



    4.0  DELIVERY OF DOCUMENTS



    Upon full payment of a Receivable account, Payee will deliver the following documents to Collection Agent:



    4.1.1 If the instrument being collected is a Real Estate Contract, the original statutory warranty (Fulfillment) Deed to be transmitted to the payor by Collection Agent.



    4.1.2 If the instrument being collected is a Promissory Note secured with a Deed of Trust, the original Promissory Note marked "Paid in Full," original Deed of Trust and original Request for Full Reconveyance to be transmitted to the trustee by Collection Agent.



    5.0  TERM



    Any party may cancel this agreement upon 60 days written notification to the other parties.



    6.0  RESPONSIBILITY



    It is understood that the duties of the Collection Agent in regard to this matter are as set out above, and that Collection Agent assumes no responsibility beyond the exercise of reasonable care in the performance of such duties.


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    7.0  ENTIRE AGREEMENT.



    These instructions constitute the entire understanding of the parties hereto. These instructions may not be modified or amended except by written instrument executed by all parties.



AGREED AND ACCEPTED this     day of         , 1999.
SFG MORTGAGE AND INVESTMENT COMPANY, INC. ("Payee")



By:


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Its:


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CAPITAL MANAGEMENT GROUP, INC. ("Management Agent")



By:


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Its:


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SFG DATA SERVICES, INC. ("Collection Agent")



By:


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Its:


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